Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

Declares 24th Consecutive $0.34 Per Share Distribution
Net Investment Income Exceeds Distribution

CHICAGO--(BUSINESS WIRE)--Nov. 2, 2018-- OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the third quarter ended September 30, 2018.
FINANCIAL HIGHLIGHTS

•	Net investment income of $4.69 million, or $0.35 per share exceeds quarterly distribution.

•	Net asset value ("NAV") per share increased to $13.75 at September 30, 2018 from $13.70 per share at June 30, 2018.

•	At September 30, 2018, 82% of our loan portfolio consisted of senior secured loans, based on fair value, and 79% were floating rate.

•
In October 2018 and November 2018, we issued $48.5 million of seven year, fixed-rate bonds including $5.0 million of additional notes issued pursuant to the partial exercise of the underwriters overallotment option; as of today, our long-term debt was 100% fixed rate and 92% of our debt matures in 2024 and beyond.

•
Closed investments in the third quarter of 2018 totaled approximately $47.5 million. As of November 2, 2018, we closed approximately $29.0 million of additional new investments during the fourth quarter of 2018.

•
On October 30, 2018, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the fourth quarter of 2018, payable on December 31, 2018 to stockholders of record as of December 17, 2018.

"Our net investment income again exceeded our distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. " We have declared 24 consecutive $0.34 per share quarterly distributions since our 2012 IPO-we believe that we are part of a select group of BDCs that has been able to maintain its distribution over this time.  In total, we have declared $8.36 per share in regular and special distributions.  Given the recent decline in the broader market, we believe that our shares are now generating an attractive yield approximating 12.5%.

We have a senior secured focused loan portfolio and our NAV increased this quarter. We think our portfolio is well positioned for rising interest rates, as a vast majority of our loans are floating rate while our liabilities are fixed rate."

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At September 30, 2018
Total assets	$408.5
Investment portfolio, at fair value	$396.0
Net assets	$183.6
Net asset value per share	$13.75
Weighted average yield on performing debt investments (1)	12.14%
Weighted average yield on total debt investments (2)	11.73%
Weighted average yield on total investments (3)	11.00%

(1)
The weighted average yield on our performing debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on our total debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended September 30,
Operating Results	2018	2017
Total investment income	$11.0	$9.1
Net investment income	$4.7	$4.4
Net investment income per common share, basic and diluted	$0.35	$0.33
Net increase in net assets resulting from operations	$5.2	$1.2

	Quarter Ended September 30,
Portfolio Activity	2018	2017
Number of new portfolio companies	6	3
Investments in new portfolio companies	$38.2	$40.5
Investments in existing portfolio companies	$9.1	$1.9
Number of portfolio companies at end of period	47	40

PORTFOLIO AND INVESTMENT ACTIVITIES

During the third quarter of 2018, OFS Capital closed $38.2 million of senior secured debt investments, in six new portfolio companies. In addition, we made $8.8 million of new senior secured debt investments in existing portfolio companies.
The total fair value of OFS Capital’s investment portfolio was $396.0 million at September 30, 2018, which was equal to approximately 99% of amortized cost. As of September 30, 2018, the fair value of OFS Capital's debt investment portfolio totaled $357.7 million in 42 portfolio companies, of which 82% and 18% were senior secured loans and subordinated loans, respectively. As of September 30, 2018, we also held approximately $38.3 million in equity investments, at fair value, in 15 portfolio companies in which we also held debt investments and 5 portfolio companies in which we solely held an equity investment. We had unfunded commitments of $8.5 million to four portfolio companies at September 30, 2018. As of September 30, 2018, floating rate loans comprised 79% of OFS Capital’s debt investment portfolio, with the remaining 21% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS
Income
Interest Income
Interest income increased by $2.8 million for the three months ended September 30, 2018, compared to the three months ended September 30, 2017, due to a $2.3 million increase in recurring interest income caused by a $81.6 million increase in the average outstanding loan balance, and an increase of $0.5 million in recurring interest income resulting from a 60 basis point increase in the weighted average yield in our portfolio. Acceleration of loan origination fees, original issue discount, market discount or premium, and loan amendment fees of approximately $132,000 and $296,000 were included in interest income for the three months ended September 30, 2018 and 2017, respectively.

Expenses
Interest expense
Interest expense for the three months ended September 30, 2018 increased $0.9 million over the corresponding period in the prior year due to an increase in borrowings under our revolving line of credit with Pacific Western Bank (the "PWB Credit Facility") and the $50.0 million issuance of the unsecured notes due April 2025. The average dollar amount of borrowings outstanding under the PWB Credit Facility during the three months ended September 30, 2018 and 2017 was $9.7 million and $11.1 million, respectively.
Management fee
Management fee expense for the three months ended September 30, 2018 increased $0.4 million over the corresponding period in the prior year due to an increase in our average total assets, primarily due to the deployment of funds from the April 2017 equity offering.
Incentive fee
Incentive fee expense increased by $0.1 million for the three months ended September 30, 2018 compared to the three months ended September 30, 2017 primarily due to an increase in net investment income.
Administration fee
Administration fee expense for the three months ended September 30, 2018, remained stable over the corresponding period in the prior year primarily due to similar allocable portion of OFS Capital Services’s overhead expenses.
Net Gain (Loss) on Investments
We recognized net losses of $0.4 million on senior secured debt during the three months ended September 30, 2018, primarily as a result of the net negative impact of portfolio company-specific performance factors and the impact of changes to certain market loan indices.
We recognized net losses of $0.4 million on subordinated debt during the three months ended September 30, 2018, primarily as a result of the negative impact of portfolio company-specific performance factors.
We recognized net gains of $0.1 million on preferred equity investments for the three months ended September 30, 2018, primarily as a result of unrealized depreciation on certain portfolio investments due to the net negative impact of portfolio company-specific performance factors.

We recognized net gains of $1.2 million on common equity and warrant investments for the three months ended September 30, 2018, primarily as a result of unrealized appreciation stemming from the positive impact of portfolio company-specific performance factors.
LIQUIDITY AND CAPITAL RESOURCES
At September 30, 2018, we had $6.0 million in cash and cash equivalents, which includes cash and cash equivalents of $5.0 million held by our wholly owned small business investment company, and $149.9 million in outstanding SBA-guaranteed debentures. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of September 30, 2018, we had $33.0 million available for additional borrowings under our PWB Credit Facility and had drawn all of our available SBA-guaranteed debentures.
RECENT DEVELOPMENTS
Registered unsecured bond offering
In October 2018 and November 2018, the Company closed the public offering of $48,525 in aggregate principal amount of its 6.5% notes due 2025 (the "Unsecured Notes Due October 2025"), which included a partial exercise of the underwriters overallotment option. The total net proceeds to the Company from the Unsecured Notes Due October 2025, after deducting underwriting discounts of approximately $1,516 and estimated offering expenses of $350, were approximately $46,659. The Unsecured Notes Due October 2025 will mature on October 31, 2025. Because the Unsecured Notes Due October 2025 are not secured by any of the Company's assets, they are effectively subordinated to all existing and future secured unsubordinated indebtedness (or any indebtedness that is initially unsecured as to which the Company subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under the PWB Credit Facility. The Unsecured Notes Due October 2025 may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after October 31, 2020 at the redemption price of 100% of the aggregate principal amount thereof plus accrued and unpaid interest.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 2, 2018, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 12, 2018 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10125833.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2018, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $281,575 and $209,360, respectively)	$272,764	$197,374
Affiliate investments (amortized cost of $106,754 and $70,402, respectively)	112,305	69,557
Control investments (amortized cost of $10,306 and $10,213, respectively)	10,964	10,568
Total investments at fair value (amortized cost of $398,635 and $289,975, respectively)	396,033	277,499
Cash and cash equivalents	6,043	72,952
Interest receivable	2,637	2,734
Prepaid expenses and other assets	3,825	4,593
Total assets	$408,538	$357,778

Liabilities
Revolving line of credit	$17,000	$17,600
SBA debentures (net of deferred debt issuance costs of $2,375 and $2,657, respectively)	147,505	147,223
Unsecured notes (net of deferred debt issuance costs of $1,688 and $0, respectively)	48,312	—
Interest payable	976	1,596
Payable to adviser and affiliates (Note 3)	3,348	2,463
Payable for investments purchased	6,777	—
Accrued professional fees	686	433
Other liabilities	336	127
Total liabilities	224,940	169,442

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2018, and December 31, 2017, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,352,824 and 13,340,217 shares issued and outstanding as of September 30, 2018, and December 31, 2017, respectively	134	133
Paid-in capital in excess of par	187,846	187,398
Accumulated undistributed net investment income	7,599	9,404
Accumulated undistributed net realized gain (loss)	(9,120)	3,881
Net unrealized depreciation on investments	(2,861)	(12,480)
Total net assets	183,598	188,336

Total liabilities and net assets	$408,538	$357,778

Number of shares outstanding	13,352,824	13,340,217
Net asset value per share	$13.75	$14.12

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Investment income
Interest income:
Non-control/non-affiliate investments	$7,424	$5,485	$19,508	$14,520
Affiliate investments	2,455	1,601	7,308	5,089
Control investment	255	236	744	1,302
Total interest income	10,134	7,322	27,560	20,911
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	178	350	524	976
Affiliate investments	308	394	1,054	1,120
Control investment	28	27	82	104
Total payment-in-kind interest and dividend income	514	771	1,660	2,200
Dividend income:
Non-control/non-affiliate investments	—	—	—	50
Affiliate investments	—	33	130	118
Control investment	58	92	185	262
Total dividend income	58	125	315	430
Fee income:
Non-control/non-affiliate investments	251	679	664	1,027
Affiliate investments	7	208	12	431
Control investment	18	17	52	135
Total fee income	276	904	728	1,593
Total investment income	10,982	9,122	30,263	25,134
Expenses
Interest expense	2,393	1,503	6,196	4,229
Management fee	1,678	1,310	4,586	3,726
Incentive fee	1,170	1,090	3,041	2,249
Professional fees	458	284	859	840
Administration fee	311	274	1,252	982
Other expenses	282	259	1,287	1,050
Total expenses before incentive fee waiver	6,292	4,720	17,221	13,076
Incentive fee waiver	—	—	(22)	—
Total expenses, net of incentive fee waiver	6,292	4,720	17,199	13,076
Net investment income	4,690	4,402	13,064	12,058

Net realized and unrealized gain (loss) on investments
Net realized loss on non-control/non-affiliate investments	—	(5,204)	(5,003)	(5,041)
Net realized gain (loss) on affiliate investments	—	3,617	(4,018)	4,491
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	(923)	1,196	2,925	(7,350)
Net unrealized appreciation (depreciation) on affiliate investments	1,223	(2,901)	6,396	(2,243)
Net unrealized appreciation on control investment	189	65	303	1,845

Net gain (loss) on investments	489	(3,227)	603	(8,298)

Net increase in net assets resulting from operations	$5,179	$1,175	$13,667	$3,760

Net investment income per common share – basic and diluted	$0.35	$0.33	$0.98	$1.00
Net increase in net assets resulting from operations per common share – basic and diluted	$0.39	$0.09	$1.02	$0.31
Distributions declared per common share	$0.34	$0.34	$1.05	$1.02
Basic and diluted weighted average shares outstanding	13,350,484	13,331,690	13,346,630	12,089,895

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's beliefs regarding the status of the Company as a result of its quarterly distributions; management's views related to the yield generated by OFS Capital's shares; and expectations regarding future portfolio performance in a rising rate environment; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com